Exhibit 99.1
FOR IMMEDIATE RELEASE
AMERISTAR CASINOS ANNOUNCES SENIOR MANAGEMENT CHANGES
Las Vegas, Nev., June 2, 2008 - Ameristar Casinos, Inc. (NASDAQ-GS: ASCA) today announced the following senior management changes, effective immediately, which capitalize on the Company’s depth of management:
-	Ray H. Neilsen has been named Chairman of the Board of Directors. Neilsen previously served as Co-Chairman of the Board and Senior Vice President. In his new role, Neilsen will oversee the Company’s strategic direction, with an emphasis on operations, marketing, entertainment and design & construction.
-	Gordon R. Kanofsky has been named Chief Executive Officer and Vice Chairman of the Board of Directors. Kanofsky, previously Co-Chairman of the Board and Executive Vice President, succeeds John M. Boushy, who has resigned as Chief Executive Officer, President and a Director of the Company to pursue other opportunities.
-	Larry A. Hodges has been named President and Chief Operating Officer of the Company, reporting to Kanofsky. Hodges will be responsible for gaming, hotel, food and beverage, marketing, design, construction and IT. Hodges will continue to serve as a Director of Ameristar.
-	Peter C. Walsh, currently Senior Vice President and General Counsel of Ameristar, will take on the expanded role of Chief Administrative Officer, overseeing human resources, administration and communications in addition to his current responsibilities. Walsh will continue to report to Kanofsky.
In announcing this transition on behalf of Ameristar and its Board of Directors, Ray H. Neilsen, Chairman of the Board, said, “With his extensive knowledge of our company and the gaming industry, Gordy has been a key member of both the management team and the Board. Working closely with my father, the Company’s founder, Gordy has been instrumental in setting Ameristar’s strategic direction for many years. We believe he is the natural choice to lead Ameristar as we continue to execute on our expansion and enhancement strategy and anticipate a smooth transition of senior management. We have the right team in place to carry out the vision my father had for Ameristar – to offer our guests a total entertainment experience that includes outstanding guest service and a broad range of amenities at high quality facilities.”
In addition, J. William Richardson, Chairman of the Audit Committee, said, “We are pleased to announce that Ray will expand his leadership role to serve as Chairman of the Board. For nearly two decades, Ray has played an integral role in shaping the Ameristar culture, which has been essential to our success. He is well positioned to continue his father’s legacy.”
Neilsen added, “On behalf of the Board, we thank John for his dedicated service to Ameristar during a critical time and we wish him well in his future endeavors.”

Gordon R. Kanofsky, Chief Executive Officer, said, “Over the many years that Ray and I have worked with Larry, we have come to respect him as a leader and an operator. Ameristar will benefit from his deeper, day-to-day involvement in the Company’s operations and we look forward to working closely with him in his new capacity. We are also pleased to be working with Peter in his expanded role. Peter has been a member of the Company’s management team for six years and we look forward to continuing to benefit from his guidance. We have a strong and talented leadership team at Ameristar, and with the continued commitment of our outstanding 9,000 team members, I am confident that we are well positioned to realize the next phase of our growth and success.”
Neilsen and Kanofsky are co-executors of the Craig H. Neilsen Estate and serve as co-trustees and members of the board of directors of The Craig H. Neilsen Foundation, a private charitable foundation that is primarily dedicated to spinal cord injury research and treatment. The Neilsen Estate beneficially owns approximately 31.5 million shares or 55% of Ameristar’s outstanding shares as of March 31, 2008. Craig Neilsen’s estate plan provides for 25 million of the shares to pass to The Craig H. Neilsen Foundation, with the remaining shares passing to Ray Neilsen and a trust for his benefit.
Neilsen concluded, “Given the Neilsen Estate’s significant ownership of Ameristar, our interests are very closely aligned with all shareholders. Ameristar is a strong company with leading positions in all of its markets. I look forward to working with the entire Board and management team to achieve my father’s vision for this Company to the benefit of all of our stakeholders.”
About Ray H. Neilsen
Ray H. Neilsen, 44, has been Senior Vice President of Ameristar since January 2007 and was elected Co-Chairman of the Board in November 2006. He has held various management positions with Ameristar or its subsidiaries since 1991. Neilsen was Vice President of Operations and Special Projects of Ameristar from February 2006 to January 2007. He was Senior Vice President and General Manager of Ameristar Vicksburg from June 2000 to February 2006, and Senior Vice President and General Manager of Ameristar Council Bluffs from October 1997 to January 2000. Neilsen serves on the board of directors of Vicksburg Riverfest. He holds a Bachelor of Science degree in History from the Albertson College of Idaho and a Master in Business Administration degree from the Monterey Institute of International Studies. Neilsen is the son of Craig H. Neilsen, Ameristar’s founder and former Chairman of the Board, Chief Executive Officer and majority shareholder.
About Gordon R. Kanofsky
Gordon R. Kanofsky, 53, joined Ameristar in September 1999 and has been Executive Vice President since March 2002 after initially serving as Senior Vice President of Legal Affairs. He was elected Co-Chairman of the Board in November 2006. As Executive Vice President, Kanofsky oversaw Ameristar’s legal, regulatory compliance, business development and governmental affairs departments. Prior to joining Ameristar, Kanofsky was in private law practice in Washington, D.C. and Los Angeles, California, primarily focused on corporate and securities matters, and represented Ameristar beginning in 1993. In addition, he serves on the board of directors of the American Gaming Association and on the Association’s Task Force on Diversity. Kanofsky is a long-time member of the board of directors of the Southern California chapter of the Cystic Fibrosis Foundation. Kanofsky is a graduate of the Duke University School of Law and holds an undergraduate degree in History from Washington University in St. Louis.
About Larry A. Hodges
Larry A. Hodges, 59, became a Director of Ameristar in March 1994 and has more than 35 years of experience in the retail food business. Since September 2005, he has been a Director of CRG Partners Group LLC (formerly known as Corporate Revitalization Partners, LLC) (“CRG”), a privately held business management firm. From July 2003 to September 2005, he was a Director of RKG Osnos Partners, LLC, a privately held business management firm that merged with CRG. He was President and Chief Executive Officer of Mrs. Fields Original Cookies, Inc. from April 1994 to May 2003, after serving as President of Food Barn Stores, Inc. from July 1991 to March 1994. From February 1990 to October 1991, Hodges served as president of his own company, Branshan Inc., which engaged in the business of providing management consulting services to food makers and retailers. Earlier, Hodges was with American Stores Company for 25 years, where he rose to the position of President of two substantial subsidiary corporations. Hodges’ first management position was Vice President of Marketing for Alpha Beta Co., a major operator of grocery stores in the West. Hodges holds a Bachelor of Arts degree from California State University, San Bernardino and is a graduate of the Harvard Business School Program for Management Development.
About Peter C. Walsh
Peter C. Walsh, 51, joined Ameristar as Senior Vice President and General Counsel in 2002. Walsh previously served as Vice President and Assistant General Counsel of MGM MIRAGE and as Assistant General Counsel of Mirage Resorts, Incorporated for nine years. He was involved in almost every significant financing and corporate transaction engaged in by Mirage Resorts since the early 1980s. Prior to that, he was in private legal practice in Los Angeles, California. Walsh graduated summa cum laude from UCLA School of Law. He earned an undergraduate degree in English from Loyola Marymount University, also with summa cum laude honors.
About Ameristar
Ameristar Casinos, Inc. is a leading Las Vegas-based gaming and entertainment company known for its premier properties characterized by innovative architecture, state-of-the-art casino floors and superior dining, lodging and entertainment offerings. Ameristar’s focus on the total entertainment experience and the highest quality guest service has earned it leading market share positions in the markets in which it operates. Founded in 1954 in Jackpot, Nevada, Ameristar has been a public company since November 1993. The Company has a portfolio of eight casinos in seven markets: Ameristar St. Charles (greater St. Louis); Ameristar Kansas City; Ameristar Council Bluffs (Omaha, Nebraska and southwestern Iowa); Ameristar Vicksburg (Jackson, Mississippi and Monroe, Louisiana); Ameristar Black Hawk (Denver metropolitan area); Cactus Petes and The Horseshu in Jackpot, Nevada (Idaho and the Pacific Northwest); and Resorts East Chicago (Chicagoland area), which was acquired Sept. 18, 2007.
Visit Ameristar Casinos’ web site at www.ameristar.com
(which shall not be deemed to be incorporated in or a part of this news release).

Forward-Looking Information
This release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that,” “should” or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2007 and “Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.
CONTACTS:
Investors:
Tom Steinbauer
Senior Vice President, Chief Financial Officer
Ameristar Casinos, Inc.
(702) 567-7000
Media:
Karen Lynn
VP of Communications
Ameristar Casinos, Inc.
(702) 567-7038

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